Exhibit 99.1

Contact:	Media Relations Sandra Hernandez 212 761 2446
For Immediate Release

Robert H. Herz Elected to Morgan Stanley Board of Directors

NEW YORK, June 28, 2012 – Morgan Stanley (NYSE: MS) announced today that Robert H. Herz has been elected to the Company’s Board of Directors.  His appointment is effective July 2.

Mr. Herz served as Chairman of the Financial Accounting Standards Board from July 2002 to September 2010 and was previously a member of the International Accounting Standards Board.  He is currently President of Robert H. Herz LLC, providing consulting services on financial reporting matters, and has been a Director of Fannie Mae since June 2011.  In addition, Mr. Herz serves on the Accounting Standards Oversight Council of Canada and as a member of the Standing Advisory Group of the Public Company Accounting Oversight Board.

Mr. Herz’s appointment will bring Morgan Stanley’s Board of Directors to 14 members.  He will serve on the Board’s Audit Committee.

“We are extremely pleased to welcome Mr. Herz to the Board,” said James P. Gorman, Chairman and CEO of Morgan Stanley.  “His many years of leadership in the realm of accounting and financial reporting mean that Morgan Stanley’s Board will possess yet another voice of experience on matters of critical importance to our businesses, our clients and our shareholders.”

Laura D’Andrea Tyson, Chair of the Board’s Nominating and Governance Committee, said: “Mr. Herz is a recognized authority on financial reporting, and we look forward to the insights he will bring that complement our Board.”

Mr. Herz also served as a partner with PricewaterhouseCoopers LLP from 1985 to 2002.  He currently serves on the advisory boards of WebFilings LLC, AccountAbility and the Manchester Business School in England.  He also is an executive-in-residence at the Columbia University Business School, and a trustee and vice chair of the Kessler Foundation.  Mr. Herz holds a Bachelor of Arts degree in Economics from the University of Manchester, England, and is both a U.S. CPA and an English Chartered Accountant.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services.  The Firm's employees serve clients worldwide including corporations, governments, institutions and individuals from more than 1,300 offices in 43 countries.  For further information about Morgan Stanley, please visit www.morganstanley.com.

# # #